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Exhibit 10

Vice President's Bonus Arrangement

Fastenal Company's Vice President is paid a bonus under an individual oral bonus arrangement. Under this arrangement, the Vice President's bonus for any year is calculated based on the amount by which the Company's consolidated pre-tax income for such year exceeds the Company's consolidated pre-tax income for the prior year.